Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS SECOND QUARTER 2008 EARNINGS

POWHATAN, VA., July 31, 2008 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported second quarter 2008 earnings of $909,577 compared to $1,023,149, in the second quarter of 2007. Current year quarterly net income versus the prior year indicates a decline of $113,572 or 11.1 percent. Both basic and fully diluted earnings per share for the second quarter 2008 compared to second quarter 2007 were $0.35 versus $0.40. This represents a decline of $0.05 or 12.5 percent per share. For the second quarter 2008, the return on average assets was 0.72 percent versus the prior year’s reported 0.89 percent. The return on average shareholders equity for the second quarter was 10.14 percent compared to 10.79 percent in the second quarter of last year. At quarter end 2008, total assets stood at a record $507.3 million compared to $462.4 million in the comparable period of last year. Shareholders equity at June 30, 2008 stood at $33.2 million compared to $36.7 million in 2007, a decrease of $3.5 million as a result of the SFAS 115 adjustment reflecting the higher net unrealized gains and losses in the investment portfolio, net of tax, recorded as a component of Other Comprehensive Income in accordance with current accounting principles and rules. Accordingly, at June 30, 2008 the book value of a share of common stock was $12.88 compared with $14.35 in 2007. All per share data reported herein, has been adjusted to reflect the effect of the 5 percent stock dividend paid to shareholders on June 13, 2008.

On a linked quarter basis, second quarter 2008 versus first quarter 2008, net income was up $14,072 or 1.6 percent; net interest income was essentially unchanged at $3,754,867; the provision for loan losses increased by $20,000 to $300,000 for the quarter; non-interest income was down $68,819 or 7.4 percent; however, non-interest expense declined by $129,778 or 3.9 percent. Earnings per share were $0.35, an increase of $0.01 or 2.9 percent versus $0.34 in the first quarter. Return on assets and return on equity in the second quarter 2008 were 0.72 percent and 10.14 percent compared to 0.73 percent and 9.47 percent respectively in the first quarter.

For the first half year, net income totaled $1,805,082 compared to the prior period’s year to date total of $1,872,658 representing a decline of $67,576 or 3.6 percent. For the six months of 2008, basic earnings per share were $0.70 versus the prior year $0.73, and on a fully diluted basis, were $0.69 versus $0.73 per share, again, the 2007 per share numbers have been adjusted for the effect of the June 13, 2008 stock dividend of 5 percent.

Average earning assets in the second quarter were $478.3 million an increase of $51.6 million or 12.1 percent compared to $426.7 million in the corresponding quarter last year. Average loan balances increased strongly to $282.4 million, an increase of $60.9 million or 27.5 percent from the prior year’s second quarter average balance of $221.5 million. The bank’s investment securities average balance increased by $5.6 million or 2.9 percent to $195.3 million from $189.7 million in the prior year’s second quarter, while average overnight federal funds sold decreased by $14.8 million or 99.7 percent from $14.9 million in the comparable quarter of 2007. Total deposits averaged $367.2 million for the quarter, a decline of $8.9 million or 2.4 percent compared to the prior year’s second quarter average of $376.1 million. Total borrowings have increased significantly in order to fund the growth in loans. For the second quarter 2008, total borrowings averaged $97.3 million, an increase of $56.0 million or 135.9 percent compared to the prior year’s second quarter average of $41.3 million. Average total assets grew in the second quarter 2008, averaging $503.5 million an increase of $45.6 million or 10.0 percent from $457.9 million last year.

The fully tax equivalent net interest income for the second quarter 2008 was $3.94 million, an increase of 2.9 percent compared to $3.83 million in the second quarter of 2007. The tax equivalent net interest margin was 3.29 percent for the quarter compared to 3.59 percent in second quarter 2007. For the year to date, the tax equivalent margin was 3.35 percent versus 3.59 percent in the comparable period of the prior year. The bank remains asset sensitive, but less so than in prior periods. Given the lower interest rate environment favored by the Federal Reserve over the past twelve months, our total interest income has grown primarily due to increases in the volume of earning assets. The increase in borrowed funds has been mostly short term overnight and repo borrowings. Currently these borrowings have a much lower cost than retail deposits and are advantageous to the Company’s net interest income.

Non-interest income for the second quarter 2008 totaled $863,319 an increase of $23,763 or 2.8 percent compared to $839,556 in the second quarter of the prior year. The significant increases and decreases were in deposit fees and charges, up $35,606 or 8.5 percent; bank card fees, up $13,566 or 11.3 percent; earnings on bank owned life insurance, up $19,224 or 25.1 percent; realized net gains on securities sold, up $42,705 or 326 percent largely due to par calls of bonds owned at discounts; retail non-deposit investment product sales profits, down $48,534 or 45.6 percent due to the general depressed state of the markets and overall economy; and secondary market mortgage loan interest and fees, down $37,734 or 75.9 percent due to a lower volume of mortgage lending as a result of the current condition real estate market.

The loan loss provision expense recorded in the second quarter 2008 was $300,000 an increase of $20,000 over the first quarter of 2008, bringing the total addition to the reserve to $580,000 for the year to date. In the comparable periods of the prior year there was no addition to the loan loss reserve. At the end of the second quarter 2008, the loan loss reserve stood at 1.16 percent of loans outstanding as compared to 1.19 percent of loans at the end of the second quarter 2007, and 1.12 percent at March 31, 2008. Nonperforming assets totaled $5,982,617 an increase of $3,747,174 compared to $2,235,443 in the second quarter 2007. However, nonperforming assets have declined by $715,092 compared to $6,697,709 the first quarter of 2008. Over the next several quarters total non performing assets, in all likelihood, will fluctuate in a range between $5 and $8 million based on the current economic environment. We believe, the majority of nonperforming loans, are adequately secured so losses, if any, should be minimal, and more than covered by our additions to the reserve.

Non-interest expense decreased by $36,222 or 1.1 percent to $3.16 million in the second quarter 2008 compared to $3.19 million last year. Total salaries and benefits decreased by $58,754 or 3.2 percent totaling $1.78 million for the second quarter 2008 versus $1.84 million in the comparable quarter of 2007. This decrease is due to stable staffing combined with efforts to curtail the growth in salaries. Expense categories with significant changes were equipment depreciation up $22,756 or 15.9 percent as due largely to planned computer network equipment replacements; federal deposit insurance premiums increased significantly due to the final amortization of premium credits at the end of the first quarter 2008; office supplies telephone and postage increased $11,262 or 9.5 percent due in part to higher postage costs and general supplies; legal and professional fees were down $31,401 or 35.2 percent due to lower fees associated with Sarbanes-Oxley compliance; occupancy expense declined by $16,392 or 9.3 percent, and equipment repairs and maintenance declined by $16,505 or 15.2 percent due principally to the Company’s ongoing efforts for expense control. The bank’s efficiency ratio for the second quarter 2008 was 65.8 percent an improvement versus the prior years 68.5 percent.

Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc. commented “We continue to be optimistic in our outlook and are encouraged by our second quarter net income. For the year to date, we are down only 3.6 percent compared to last year, with this year including $580,000 in loan loss expense versus zero last year. Our efforts to increase loans, which have grown by over $50 million, were quite successful. We are expanding our marketing efforts to increase our deposit base, in order to fund earning assets. In the meantime, we have utilized short term funding which has proven to be advantageous to our earnings.” He added “...our expense control efforts continue and have been effective. We believe our management of the yield, volume, and mix of earning assets, combined with efforts to increase deposits and reduce our cost of funds, should have a positive impact on our future net interest margin and income. Central Virginia Bank continues to be a fundamentally sound financial institution.”

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 34 year-old, $507 million community bank with its headquarters in Powhatan County and six other full service banking offices, two in the adjacent County of Cumberland, three offices in western Chesterfield County and one office in western Henrico County, adjacent to, and part of the greater Richmond, Virginia metropolitan area.

Selected Financial Data Follows for Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc.	Second Quarter (Unaudited)	Year to Date
	2008	2007	2008	2007
Net Income	909,577	1,023,149	1,805,082	1,872,658
Interest & Fees on Loans	4,870,407	4,708,787	9,970,420	9,105,876
Interest on Investments & Funds Sold	2,717,138	2,870,477	5,401,217	5,723,333
Interest on Deposits	3,029,924	3,416,352	6,192,932	6,624,022
Interest on Borrowings	802,752	504,476	1,669,350	991,939
Net Interest Income	3,754,869	3,658,436	7,509,355	7,213,248
Net Interest Income (FTE)	3,936,213	3,826,143	7,873,332	7,557,752
Non Interest Income	863,319	839,556	1,795,457	1,641,297
Loan Loss Provision	300,000	0	580,000	0
Non Interest Expense	3,157,573	3,193,794	6,444,923	6,513,367
Period End Balances:
Investment Securities	176,939,343	181,829,096
Fed Funds Sold	0	111,000
Loans (net of Unearned Discount)	289,366,012	238,330,919
Loan Loss Reserve	(3,355,525)	(2,847,937)
Non Interest Bearing Deposits	42,331,734	47,455,570
Total Deposits	366,201,440	381,986,691
Borrowings	104,892,556	41,178,775
Assets	507,342,955	462,372,448
Period End Shareholders Equity	33,227,180	36,688,189
Average Balances:
Average Assets	503,523,651	457,869,514	495,827,504	451,444,511
Average Earning Assets	478,311,363	426,683,659	469,516,058	420,949,965
Investment Securities	196,297,441	189,716,339	192,070,620	185,273,151
Federal Funds Sold	44,121	14,924,736	115,912	19,426,663
Loans (net of Unearned Discount)	282,439,626	221,491,147	276,311,811	215,642,971
Non Interest Bearing Deposits	40,411,135	43,849,967	40,614,716	43,280,150
Total Deposits	367,214,814	376,130,518	364,551,947	370,518,662
FHLB Overnight Advances	14,177,758	0	10,395,747	0
FHLB Term Borrowings	45,000,000	35,000,000	45,000,000	35,000,000
Fed Funds Purchased & REPO	33,012,363	1,104,229	30,839,414	586,074
Long term debt, Capital Trust Preferred	5,155,000	5,155,000	5,155,000	5,155,000
Average Shareholders Equity	35,871,327	37,946,635	36,843,552	37,756,800
Average Shares Outstanding - Basic	2,577,477	2,552,532	2,573,958	2,548,493
Average Shares Outstanding – Fully Diluted	2,605,260	2,577,461	2,600,733	2,577,943
Asset Quality:
Charged Off Loans	82,215	48,670	173,992	80,331
Recoveries	18,261	22,313	37,434	38,772
Non Performing Assets at Period End:
Non-Accrual Loans	5,007,077	1,436,051
Loans Past Due 90 Days or More	327,673	799,392
Other Non Performing Assets	0	0
Other Real Estate	647,867	0
Total Non Performing Assets	5,982,617	2,235,443
Per Share Data & Ratios:
Net Income Per Share – Basic	$0.35	$0.40	$0.70	$0.73
Net Income Per Share - Fully Diluted	$0.35	$0.40	$0.69	$0.73
Period End Book Value Per Share	$12.88	$14.35
Return on Average Assets	0.72%	0.89%	0.73%	0.83%
Return on Average Equity	10.14%	10.79%	9.80%	9.92%
Efficiency Ratio	65.79%	68.45%	67.74%	70.80%
Average Loans to Average Deposits	76.91%	58.89%	75.79%	58.20%
Reserve for Loan Losses / Loans EOP	1.16%	1.19%
Net Interest Margin (FTE)	3.29%	3.59%	3.35%	3.59%

SOURCE:	Central Virginia Bankshares, Inc.
CONTACT:	Charles F. Catlett, III - Senior Vice President and Chief Financial Officer, (804) 403-2002